SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2007

CuraGen Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street

Branford, Connecticut 06045

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On June 19, 2007, CuraGen Corporation, a Delaware corporation (the “Company”), announced a corporate restructuring plan (the “Plan”) designed to reduce operating costs and to facilitate advancement of its therapeutic pipeline through clinical development. In connection with the Plan, effective July 27, 2007, the Company will be closing its pilot manufacturing plant, also known as the Biopharmaceutical Sciences Process, or BPS, facility. As a result, the Company will reduce its workforce by approximately 40 employees, primarily composed of preclinical and manufacturing researchers, and additional support staff from within the organization.

The BPS facility is a 29,000 square foot, leased facility that was used by the Company for pilot scale production of proteins and antibodies. The BPS facility primarily supported early-stage pipeline development and non-GMP manufacturing efforts.

Affected employees will be eligible for a severance package that includes severance pay, continuation of benefits and outplacement services. The Company estimates that the aggregate restructuring charges associated with the Plan will be approximately $8 million, most of which will be accrued during the quarter ending June 30, 2007 and the remainder of which will be accrued during the balance of fiscal 2007, and consist of:

•	non-cash charges of approximately $6 million relating primarily to assets to be written off or disposed of in connection with the closure of the BPS facility; and

•	cash payments of approximately $2 million for severance and other related obligations.

The Company expects the restructuring actions under the Plan to be substantially completed by the end of 2007. The majority of the cash payments of approximately $2 million for severance and other related obligations are expected to be paid out over the remainder of 2007. A small number of the approximately 40 affected employees will remain with the Company through the end of 2007 in order to complete ongoing projects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION
(Registrant)

Date: June 19, 2007	By:	/s/ David M. Wurzer
	Name:	David M. Wurzer
	Title:	Executive Vice President and Chief Financial Officer